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                                                                    EXHIBIT 3.33

                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                         AMERIPATH NORTH CAROLINA, INC.

     The undersigned corporation for the purpose of amending and restating its Articles of Incorporation and pursuant to the provisions of Section 55-10-07 of the General Statutes of North Carolina, hereby executes the following Amended and Restated Articles of Incorporation:

     1.   The name of the corporation is: AMERIPATH NORTH CAROLINA, INC.

     2.   The number of shares the corporation is authorized to issue is:
          10,000, all of one class, with a par value of $10.00 per share.

     3. The street address and county of the registered office of the corporation is: 327 Hillsborough Street, Raleigh, North Carolina, Wake County.

     4.   The name of the registered agent is: Corporation Service Company.

     5. The purposes for which the corporation is organized and existing are as follows:

               (a) To engage in the business of providing physician practice management services, and any and all businesses permitted under the General Statutes of North Carolina.

               (b) To own or lease real or personal property conducive to carrying out the business of the corporation not prohibited by law.

     6. The stockholders and incorporator shall not be liable for any debts, defaults, obligations, contracts or torts of the corporation.

     7. These amended and restated Articles of Incorporation shall be effective upon the filing with the North Carolina Secretary of State.

     Dated this 30th day of March, 1999.

                                           /s/ Robert P. Wynn
                                           ------------------------------
                                           Robert P. Wynn, Vice President